EXHIBIT 99.1
WD-40 Company Reports Fourth Quarter and Fiscal Year 2025 Financial Results
~ Full-year gross margin above 55%, achieving recovery a year ahead of expectations ~
~ Management to deploy remaining buyback authorization, signaling strong confidence in long-term business fundamentals ~
SAN DIEGO — October 22, 2025 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2025.
Fiscal Year 2025 Highlights and Summary:
•Total net sales were $620.0 million, an increase of 5 percent compared to the prior fiscal year.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales of approximately $1.5 million for the current fiscal year.
•Total maintenance product sales were $591.0 million, an increase of 6 percent compared to the prior year fiscal quarter.
•Gross margin was 55.1 percent compared to 53.4 percent in the prior fiscal year.
•Selling, general, and administrative expenses were $199.9 million, up 9 percent compared to the prior fiscal year.
•Advertising and sales promotion expenses were $37.4 million, up 10 percent compared to the prior fiscal year.
•Operating income was $103.8 million, an increase of 8 percent compared to the prior fiscal year.
•Net income was $91.0 million, an increase of 31 percent compared to the prior fiscal year. During the second quarter of fiscal year 2025, the Company released an uncertain tax position that generated a favorable income tax adjustment of $11.9 million(1). Excluding this one-time benefit, net income would have increased $9.4 million, or 14 percent compared to the prior fiscal year.
•Diluted earnings per share were $6.69 compared to $5.11 for the prior fiscal year. The income tax benefit of $11.9 million(1) resulted in a favorable impact to diluted earnings per share of $0.87. As a result, Non-GAAP adjusted diluted earnings per share were $5.82 compared to $5.11 in the prior year fiscal year, an increase of 14 percent.
Fourth Quarter Highlights and Summary:
•Total net sales were $163.5 million, an increase of 5 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales of approximately $3.6 million for the current quarter.
•Maintenance product sales were $155.7 million, an increase of 6 percent compared to the prior year fiscal quarter.
•Gross margin was 54.7 percent compared to 54.1 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses was $48.9 million, relatively constant with the prior year fiscal quarter.
•Advertising and sales promotion expenses were $12.5 million, up 15 percent compared to the prior year fiscal quarter.
•Operating income was $28.0 million, an increase of 17 percent compared to the prior year fiscal quarter.
•Net income was $21.2 million, an increase of 27 percent compared to the prior year fiscal quarter.
•Diluted earnings per share were $1.56 compared to $1.23 in the prior year fiscal quarter, an increase of 27 percent.

“We delivered solid results in fiscal 2025, with currency adjusted pro forma net sales of $603 million—an increase of 6 percent over last year and in line with our expectations,” said Steve Brass, president and chief executive officer of WD-40 Company. “Maintenance product sales rose 6 percent in both the fourth quarter and the full fiscal year, reinforcing our confidence in our long-term growth targets. We continue to see a meaningful runway ahead, with a benchmarked sales growth opportunity of approximately $1.4 billion for our flagship WD-40 Multi-Use Product—highlighting the significant growth potential that remains untapped.

“I’m also pleased to report that our gross margin continues to strengthen and has now exceeded our target of 55 percent. For the full fiscal year, we delivered a gross margin of 55.1 percent, or 55.6 percent when excluding the financial impact of assets held for sale. In the fourth quarter, gross margin reached 54.7 percent—a 730-basis-point improvement compared to the same period in fiscal year 2021, when our long-term margin recovery plan began to take hold.
“Our capital-light, efficient business model continues to generate strong cash flow, enabling us to invest in brand growth, develop future leaders, and return capital to stockholders. Looking ahead, we plan to accelerate our share repurchase activity and fully utilize our remaining authorization—reflecting our strong conviction in the long-term fundamentals of the business and our confidence in the enduring value of our stock,” concluded Brass.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2025	2024	Dollars	Change	2025	2024	Dollars	Change
Americas (2)	$77,472	$79,198	$(1,726)	(2)%	$290,599	$281,883	$8,716	3%
EIMEA (3)	62,671	58,579	4,092	7%	236,434	221,045	15,389	7%
Asia-Pacific (4)	23,328	18,214	5,114	28%	92,952	87,629	5,323	6%
Total	$163,471	$155,991	$7,480	5%	$619,985	$590,557	$29,428	5%

Fourth Quarter Highlights by Segment:

Americas
•The Americas segment represented 47 percent of total net sales in the fourth quarter.
•Net sales in the Americas decreased $1.7 million or 2 percent in the fourth quarter compared to the prior year fiscal quarter. The decrease was due primarily to a decrease in net sales of WD-40® Multi-Use Product of $1.0 million or 2 percent compared to the prior year fiscal quarter. WD-40® Multi-Use Product sales decreased most significantly in Latin America and U.S., which were down $0.6 million and $0.3 million, respectively.
•Net sales of WD-40 Specialist® remained relatively constant in the fourth quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars did not have a significant impact on sales in the Americas for the current quarter.
EIMEA
•The EIMEA segment represented 38 percent of total net sales in the fourth quarter.
•Net sales in EIMEA increased $4.1 million or 7 percent in the fourth quarter compared to the prior year fiscal quarter. The increase was due primarily to an increase in net sales of WD-40® Multi-Use Product of $3.1 million or 7 percent. WD-40® Multi-Use Product sales increased most significantly in the EIMEA direct markets which were up $3.8 million, in particular DACH(5) and France, which were up $1.2 million and $1.1 million, respectively. This was partially offset by decreases in distributor markets of $0.7 million.
•Net sales of WD-40 Specialist® increased $1.5 million or 18 percent due primarily to the combined impact of higher sales volume and increased demand in certain direct markets.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on sales in EIMEA for the current quarter. After adjusting for the impact of foreign currency translation, net sales in EIMEA would have been $58.6 million for the fourth quarter.

Asia-Pacific
•The Asia-Pacific segment represented 15 percent of total net sales in the fourth quarter.
•Net sales in Asia-Pacific increased $5.1 million or 28 percent in the fourth quarter compared to the prior year fiscal quarter. This increase was due primarily to an increase in sales of WD-40® Multi-Use Product of $4.0 million or 29 percent. WD-40® Multi-Use Product sales increased most significantly in the Asia distributor markets, which were up $3.7 million due to broader distribution and geographic expansion, as well as the timing of customer orders.
•Net sales of WD-40 Specialist® increased $0.8 million or 38 percent due primarily to successful brand building in certain regions and the timing of customer orders.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars did not have a significant impact on sales in Asia-Pacific for the current quarter.
Net Sales by Product Group (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2025	2024	Dollars	Change	2025	2024	Dollars	Change
WD-40 Multi-Use Product	125,035	$118,961	$6,074	5%	$477,961	$452,925	$25,036	6%
WD-40 Specialist	22,200	20,055	2,145	11%	81,962	73,938	8,024	11%
Other maintenance products (6)	8,505	8,474	31	—%	31,043	31,173	(130)	—%
Total maintenance products	155,740	147,490	8,250	6%	590,966	558,036	32,930	6%
HCCP (7)	7,731	8,501	(770)	(9)%	29,019	32,521	(3,502)	(11)%
Total	$163,471	$155,991	$7,480	5%	$619,985	$590,557	$29,428	5%
•Net sales of maintenance products increased 6 percent in the fourth quarter when compared to the prior year fiscal quarter primarily due to increased sales of WD-40® Multi-Use Product in EIMEA and the Asia distributor markets from period to period. Maintenance products are considered the primary strategic focus for the Company.
•Net sales of homecare and cleaning products decreased 9 percent in the fourth quarter compared to the prior year fiscal quarter. The Company announced its intent to sell its homecare and cleaning product portfolios in the Americas. It previously announced the sale of its 1001 and 1001 Carpet Fresh brands in the United Kingdom.
Dividend and Share Repurchase Update
•On October 9, 2025, the Company’s board of directors declared a regular quarterly dividend of $0.94 per share payable on October 31, 2025 to stockholders of record at the close of business on October 20, 2025.
•On June 19, 2023, the board of directors approved a $50 million share repurchase plan, which took effect on Sept. 1, 2023. On June 16, 2025, the board extended the plan’s expiration date to August 31, 2026.

•During fiscal year 2025, the Company repurchased 50,250 shares at a total cost of $12.3 million under the plan. As of August 31, 2025, $29.6 million remained available for future repurchases.
•The timing and amount of share repurchases are determined by the Company’s chief executive officer and chief financial officer, in accordance with loan covenants and applicable regulations. Management has indicated plans to accelerate repurchase activity and fully utilize the remaining authorization in fiscal year 2026—reflecting strong confidence in the Company’s long-term fundamentals.

Fiscal Year 2026 Guidance
The Company is providing the following fiscal year guidance on a pro forma basis, excluding the financial impact of the assets the Company expects to divest in fiscal year 2026:
•Net sales growth from the 2025 pro forma results is projected to be between 5 and 9 percent with net sales expected to be between $630 million and $655 million after adjusting for foreign currency impacts.
•Gross margin for the full year is expected to be between 55.5 and 56.5 percent.
•Advertising and promotion investments are projected to be around 6 percent of net sales.
•Operating income is projected to be between $103 million and $110 million. This range reflects anticipated growth of between 5 to 12 percent compared to 2025 pro forma results.
•The provision for income tax is expected to be between 22.5 and 23.5 percent.
•Diluted earnings per share is expected to be between $5.75 and $6.15 based on an estimated 13.4 million weighted average shares outstanding. This range reflects anticipated growth of between 5 to 12 percent compared to 2025 pro forma results.

This guidance is expressed in good faith and is based on management’s current view of anticipated results on a pro forma basis. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales guidance presented on a currency adjusted basis use weighted average fiscal year 2025 foreign currency exchange rates. In the event the Company is unsuccessful in the divestiture of its homecare and clearing brands in the Americas, its guidance would be positively impacted by approximately $12.5 million in net sales, approximately $3.6 million in operating income, and approximately $0.20 in diluted EPS for the full fiscal year.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.
Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $620.0 million in fiscal year 2025 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from any divestiture transaction; disruption to the parties’ business as a result of the announcement or completion of any divestiture transaction; the Company's ability to successfully complete any planned divestiture; expected timing for the closing of any divestitures; expected proceeds from any divestiture; the intended use of proceeds by the Company from any divestiture transaction; impact of any divestiture transaction on the Company's stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; changes in trade policies and tariffs and the impact therefrom; the impacts from inflationary trends; the impacts from supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of October 22, 2025. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024 which the Company filed with the SEC on October 21, 2024, and in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025, which the Company expects to file with the SEC on October 27, 2025.

Table Notes and General Definitions
(1)This income tax benefit was the result of an uncertain tax position associated with the Tax Cuts and Jobs Act of 2017 mandatory “toll tax” on unremitted foreign earnings that was released in the second quarter of fiscal year 2025 due to the expiration of the statute of limitations. This item is infrequent in nature and not reflective of the underlying operational results of our business.
(2)The Americas segment consists of the U.S., Canada and Latin America.
(3)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(4)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(5)The DACH region is comprised of the countries of Germany, Austria and Switzerland.
(6)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(7)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names. The Company divested of its 1001® and 1001 Carpet Fresh® brands late in the fourth quarter of fiscal year 2025.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$58,130	$46,699
Trade and other accounts receivable, net	120,589	117,493
Inventories	79,871	79,088
Other current assets	26,366	12,161
Total current assets	284,956	255,441
Property and equipment, net	60,394	62,983
Goodwill	97,150	96,985
Other intangible assets, net	2,416	6,222
Right-of-use assets	13,534	11,611
Deferred tax assets, net	1,027	993
Other assets	16,332	14,804
Total assets	$475,809	$449,039

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,955	$35,960
Accrued liabilities	34,230	31,272
Accrued payroll and related expenses	28,415	26,055
Short-term borrowings	800	8,659
Income taxes payable	857	1,554
Total current liabilities	102,257	103,500
Long-term borrowings	86,195	85,977
Deferred tax liabilities, net	9,375	9,066
Long-term operating lease liabilities	8,423	5,904
Other long-term liabilities	1,407	14,066
Total liabilities	207,657	218,513

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,954,495 and 19,925,212 shares issued at August 31, 2025 and 2024, respectively; and 13,527,614 and 13,548,581 shares outstanding at August 31, 2025 and 2024, respectively	20	20
Additional paid-in capital	180,065	175,642
Retained earnings	540,665	499,931
Accumulated other comprehensive loss	(24,485)	(29,268)
Common stock held in treasury, at cost — 6,426,881 and 6,376,631 shares at August 31, 2025 and 2024, respectively	(428,113)	(415,799)
Total stockholders’ equity	268,152	230,526
Total liabilities and stockholders’ equity	$475,809	$449,039

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2025	2024	2025	2024

Net sales	$163,471	$155,991	$619,985	$590,557
Cost of products sold	74,042	71,646	278,642	275,330
Gross profit	89,429	84,345	341,343	315,227

Operating expenses:
Selling, general and administrative	48,882	49,137	199,936	183,859
Advertising and sales promotion	12,474	10,858	37,431	33,911
Amortization of definite-lived intangible assets	47	300	183	1,106
Total operating expenses	61,403	60,295	237,550	218,876

Income from operations	28,026	24,050	103,793	96,351

Other income (expense):
Interest income	159	198	517	474
Interest expense	(660)	(951)	(3,441)	(4,287)
Other (expense) income, net	(56)	(514)	757	(1,030)
Income before income taxes	27,469	22,783	101,626	91,508
Provision for income taxes	6,228	5,999	10,632	21,864
Net income	$21,241	$16,784	$90,994	$69,644

Earnings per common share:
Basic	$1.57	$1.23	$6.70	$5.12
Diluted	$1.56	$1.23	$6.69	$5.11

Shares used in per share calculations:
Basic	13,532	13,548	13,544	13,554
Diluted	13,557	13,577	13,567	13,580

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2025	2024
Operating activities:
Net income	$90,994	$69,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,191	9,456
Amortization of cloud computing implementation costs	1,688	1,221
Deferred income taxes	(455)	(1,156)
Tax benefit from release of uncertain tax position	(11,929)	—
Stock-based compensation	7,306	6,535
Unrealized foreign currency exchange losses, net	355	200
Provision for credit losses	929	325
Write-off of inventories	1,109	1,425
Other	244	(241)
Changes in assets and liabilities:
Trade and other accounts receivable	319	(15,498)
Inventories	(5,212)	6,414
Other assets	(10,513)	(1,444)
Operating lease assets and liabilities, net	33	(35)
Accounts payable and accrued liabilities	2,920	4,322
Accrued payroll and related expenses	1,881	8,879
Other long-term liabilities and income taxes payable	65	1,987
Net cash provided by operating activities	87,925	92,034

Investing activities:
Purchases of property and equipment	(4,528)	(4,206)
Proceeds from sales of property and equipment	409	672
Proceeds from sale of business	1,731	—
Acquisition of business, net of cash acquired	—	(6,201)
Net cash used in investing activities	(2,388)	(9,735)

Financing activities:
Treasury stock purchases	(12,314)	(8,094)
Dividends paid	(50,260)	(47,201)
Repayments of long-term senior notes	(800)	(800)
Net repayments from revolving credit facility	(7,859)	(25,402)
Shares withheld to cover taxes upon conversion of equity awards	(2,883)	(2,439)
Net cash used in financing activities	(74,116)	(83,936)
Effect of exchange rate changes on cash and cash equivalents	10	193
Net increase (decrease) in cash and cash equivalents	11,431	(1,444)
Cash and cash equivalents at beginning of period	46,699	48,143
Cash and cash equivalents at end of period	$58,130	$46,699